Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $10.8 Million

Hackensack, NJ – March 11, 2021 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global oncology technology solutions provider engaged in transforming drug discovery and development through data-driven research strategies and innovative pharmacology, biomarker and data platforms, today announced its financial results for the third fiscal quarter ended January 31, 2021.

Third Quarter and Recent Highlights:

•Delivered record quarterly revenue of $10.8 million, an increase of 20% year over year
•Reported non-GAAP income from operations, excluding stock-based compensation, depreciation and amortization, of $1.3 million
•Expanded Lumin Bioinformatics proprietary SaaS platform with proteomic module integration

Ronnie Morris, CEO of Champions, commented, “We are pleased with our third quarter results and we continue to execute our long term strategy of investing in the development of new products and services to increase our revenue streams.”

David Miller, CFO of Champions, added, “We delivered another record quarter with revenue increasing to $10.8 million. In addition to the growth in our product and service offerings, we’re bringing the outsourced ex-vivo work in-house to our labs which we expect will impact margins positively in the future.”

Third Fiscal Quarter Financial Results

For the third quarter of fiscal 2021, revenue increased 20.0% to $10.8 million compared to $9.0 million for the third quarter of fiscal 2020. The increase in revenue was due to a continued increase in sales,

Exhibit 99.1
both in number and size of studies, and the expansion of both our platform and product lines. Our contract amounts have increased as we perform more complex studies and end point analysis testing. Total costs and operating expenses for the third quarter of fiscal 2021 were $10.0 million compared to $8.6 million for the third quarter of fiscal 2020, an increase of $1.5 million or 17.1%.

For the third quarter of fiscal 2021, Champions reported income from operations of $763,000, including $232,000 in stock-based compensation and $297,000 in depreciation and amortization expenses, an increase of $330,000 compared to income from operations of $433,000, inclusive of $229,000 in stock-based compensation and $219,000 in depreciation and amortization expenses, in the third quarter of fiscal 2020. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $1.3 million for the third quarter of fiscal 2021 compared to non-GAAP income from operations of $881,000 in the third quarter of fiscal 2020, an increase of $411,000.
Cost of oncology solutions was $4.8 million for the three-months ended January 31, 2021, an increase of $0.5 million, or 12.0% compared to $4.3 million for the three-months ended January 31, 2020. For the three- months ended January 31, 2021, gross margin was 55.2% compared to 52.0% for the three-months ended January 31, 2020. The increase in cost of oncology services for the three-month period was mainly due to an increase in compensation and lab supply expenses. The increase in cost of sales is generally in line with the expected contribution based on the growth in revenue, study volume, and expansion into new services. Gross margin varies based on timing differences between expense and revenue recognition and was boosted by the revenue recognized from outsourced work where costs were partially recognized in prior quarters.
Research and development expense for the three-months ended January 31, 2021 was $1.9 million, an increase of $488,000 or 35.1%, compared to $1.4 million for the three-months ended January 31, 2020, respectively. The increase was due to increased compensation and lab supply expense as we continued to develop new service capabilities and endpoint analysis testing. Additionally, we incurred proteomic sequencing costs as our investment in characterizing our TumorBank continued, adding valuable data to our platform. Sales and marketing expense for the three-months ended January 31, 2021 was $1.5 million, an increase of $185,000, or 14.2%, compared to $1.3 million for the three-months ended January 31, 2020. The increase was primarily due to compensation expense driven by the continued investment in expanding our business development team. General and administrative expense for the three-months ended January 31, 2021 was $1.8 million, an increase of $280,000, or 18.0%, compared to $1.6 million for the three-months ended January 31, 2020, respectively. The increase was primarily due to compensation and IT related expenses.
Net cash used in operating activities was $107,000 for the three-months ended January 31, 2021 compared to net cash provided by operating activities of $280,000 for the same period last year. The decrease in cash flow from operations was primarily due to a significant reduction in our accounts payable balance along with timing differences in other working capital accounts in the ordinary course of business.

The Company ended the quarter in a strong cash position with a $7.4 million cash balance compared to $3.3 million at the end of the same period last year. The Company has no debt.

Year-to-Date Financial Results

For the first nine months of fiscal 2021, revenue increased 30.4% to $30.5 million, as compared to $23.4 million for the first nine months of fiscal 2020. For the first nine months of fiscal 2021, total

Exhibit 99.1
operating expenses increased 27.6% to $29.7 million, as compared to $23.3 million for the first nine months of fiscal 2020. The increase in revenue was due to increased sales, both in number and size of studies, an increase in demand for our services, the growth of the platform, and the expansion of our product line. Our customers are seeking more complex study designs and end point analysis testing, contributing to the larger contract sizes.

For the first nine months of fiscal 2021, Champions reported income from operations of $795,000, which includes $437,000 in stock-based compensation and $881,000 in depreciation and amortization expenses, an increase of $686,000 or 629%, compared to income from operations of $109,000, inclusive of $437,000 in stock-based compensation and $579,000 depreciation, for the first nine months of fiscal 2020. Excluding stock-based compensation and depreciation, Champions reported non-GAAP operating income of $2.1 million for the first nine months of fiscal 2021 compared to non-GAAP operating income of $1.1 million in the same period last year.

Cost of oncology solutions was $15.8 million for the first nine months of fiscal 2021 compared to $12.0 million for the first nine months of fiscal 2020, an increase of $3.9 million or 32.3%. Gross margin was 48.1% for the first nine months of fiscal 2021 compared to 48.8% for the first nine months of fiscal 2020. The increase in cost of oncology services for the nine month period was mainly due to an increase in compensation, lab supply, and outsourced lab service expenses. Gross margin varies based on timing differences between expense and revenue recognition and was driven lower by the increase in costs on growing study volume in advance of revenue recognition. The cost of outsourced lab services amplified this impact.

Research and development expense was $5.1 million for the first nine months of fiscal 2021 an increase of $1.1 million, or 27.0% compared to $4.0 million for the first nine months of fiscal 2020. The increase was due to increased compensation and lab supply expense as we continued to develop new service capabilities and endpoint testing analysis, and incurred sequencing costs as we continued to characterize our TumorBank. Sales and marketing expense for the first nine months of fiscal 2021 was $4.0 million, an increase of $893,000, or 28.3% compared to $3.2 million for the first nine months of fiscal 2020. The increase was primarily due to compensation expense driven by the continued investment in expanding our sales force. General and administrative expense was $4.7 million for the first nine months of fiscal 2021, an increase of $568,000, or 13.8% compared to $4.1 million for the first nine months of fiscal 2020. General and administrative expenses are primarily comprised of compensation, insurance, accounting fees, and depreciation expenses and have increased to support the overall infrastructure growth of the company.

Net cash provided by operations was $299,000 for the first nine months of fiscal 2021 compared to net cash provided by operations of $360,000 in fiscal 2020, a decrease of $61,000 or 16.9%. The decrease in cash from operations was primarily due to timing differences in working capital accounts in the ordinary course of business.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."
Full details of the Company’s financial results will be available by Wednesday, March 17, 2021 in the Company’s Form 10-Q at www.championsoncology.com.

Exhibit 99.1
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income to Non-GAAP net income for an explanation of the amounts excluded to arrive at Non-GAAP net income and related Non-GAAP earnings per share amounts for the three and nine months ended January 31, 2021 and 2020. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and Non-GAAP earnings per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings per share amounts as Non-GAAP net earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings and Non-GAAP diluted earnings per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a data-driven research organization that leverages an oncology research center of excellence to develop transformative technology and accelerate oncology research and development. This technology ranges from computational-based discovery platforms, unique oncology software solutions, and innovative and proprietary experimental tools such as in vivo, ex-vivo and biomarker platforms. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2020 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
Net income - GAAP	$740	$407	$816	$72
Less:
Stock-based compensation	232	229	437	437
Net income - Non-GAAP	$972	$636	$1,253	$509

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
EPS – GAAP, basic	$0.06	$0.03	$0.06	$0.01
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.03	0.04
EPS - Non-GAAP, basic	$0.08	$0.05	$0.09	$0.05

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
EPS – GAAP, diluted	$0.05	$0.03	$0.06	$0.01
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.03	0.04
EPS - Non-GAAP, diluted	$0.07	$0.05	$0.09	$0.05

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
Oncology services revenue	$10,812	$9,012	$30,476	$23,375
Cost of oncology services	4,842	4,325	15,822	11,958
Research and development	1,879	1,391	5,125	4,035
Sales and marketing	1,492	1,307	4,048	3,155
General and administrative	1,836	1,556	4,686	4,118
Income from operations	763	433	795	109
Other income (expense)	(8)	(14)	64	1
Income before provision for income taxes	755	419	859	110
Provision for income taxes	15	12	43	38
Net income	$740	$407	$816	$72

Net income per common share outstanding
basic	$0.06	$0.03	$0.06	$0.01
and diluted	$0.05	$0.03	$0.06	$0.01

Weighted average common shares outstanding
basic	13,371,613	11,752,619	12,974,470	11,653,115
and diluted	14,507,155	13,673,672	14,510,280	13,440,861

Condensed Consolidated Balance Sheets

	January 31, 2021	April 30, 2020
	(unaudited)
Cash	$7,429	$8,342
Accounts receivable, net	6,121	4,770
Other current assets	419	385
Total current assets	13,969	13,497

Operating lease right-of-use assets, net	5,380	2,798
Property and equipment, net	5,540	3,993
Other long term assets	36	128
Goodwill	335	335
Total assets	$25,260	$20,751

Accounts payable and accrued liabilities	$4,171	$5,642
Current portion of finance lease	—	125
Current portion of operating lease liabilities	628	503
Deferred revenue	6,615	5,815
Total current liabilities	11,414	12,085

Non-current operating lease liabilities	5,798	3,170
Other Non-current Liability	181	178
Total liabilities	17,393	15,433

Stockholders’ equity	7,867	5,318
Total liabilities and stockholders’ equity	$25,260	$20,751

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended January 31,
	2021	2020
Cash flows from operating activities:
Net income	$816	$72
Adjustments to reconcile net income to net cash provided by operations:
Stock-based compensation expense	437	437
Operating lease right-of use assets	226	299
Depreciation and amortization expense	881	579
Gain on termination of operating lease	(75)	—
Gain on disposal of equipment	—	(52)
Allowance for doubtful accounts	49	218
Changes in operating assets and liabilities	(2,035)	(1,193)
Net cash provided by operating activities	299	360

Cash flows from investing activities:
Purchases of property and equipment	(2,427)	(693)
Refund of security deposit	92	—
Net cash used in investing activities:	(2,335)	(693)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,296	429
Finance lease payments	(173)	(51)
Net cash provided by financing activities:	1,123	378

Net increase (decrease) in cash	(913)	45
Cash at beginning of period	8,342	3,237
Cash at the end of period	$7,429	$3,282

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	3,872	3,205
Credit received on purchase of equipment	$—	$160
Unpaid portion of property and equipment purchase	$—	$321